Exhibit 2.3

ORBOTECH LTD.

1995 INCENTIVE STOCK PLAN FOR KEY EMPLOYEES OF ORBOTECH

LTD.’S SUBSIDIARIES (AS AMENDED, 1997, 1998, 1999, 2000, 2001, 2003)

1.	Adoption and Purpose of the 1995 Plan

Orbotech Ltd., an Israeli corporation (the “Company”), hereby adopts this 1995 incentive stock plan (the “1995 Plan”) providing for the granting of stock options (the “Options”) to key employees and consultants of its subsidiaries and their respective subsidiaries (collectively the “Subs”). The general purpose of the 1995 Plan is to promote the interests of the Company and Subs by providing Subs’ officers, directors, key employees and consultants additional incentives to continue and increase their efforts with respect to the Subs.

The 1995 Plan provides for the granting of “incentive stock options” (“Incentive stock options”) within the meaning of Section 422(b) of the U.S. Internal Revenue Code of 1986, as amended from time to time (the “Code”), and for the granting of “nonqualified” stock options (“Nonqualified stock options”), and each specific option granted shall be designated as an Incentive stock option or a Nonqualified stock option in the applicable agreement with the recipient (the “Agreement”).

2.	Shares Subject to the 1995 Plan

There will be reserved for issuance upon the exercise of options under the 1995 Plan an aggregate of 3,331,068 Ordinary Shares of the Company, NIS 0.14 nominal value (the “Ordinary Shares”), as such number of shares shall be adjusted in accordance with the terms set forth herein. Such number of shares includes 158,568 Ordinary Shares which were on deposit with the trustee under the Company’s Key Employee Share Option Plan (1984) (the “1984 Plan”) in respect of which options had not been granted to employees upon termination of the 1984 Plan. If any option granted under the 1995 Plan shall expire, terminate or be canceled for any reason without having been exercised in full, such shares subject thereto shall again be available for the purposes of the 1995 Plan.

3.	Administration

The 1995 Plan shall be administered by the Remuneration Committee of the Board of Directors of the Company (the “Committee” and the “Board”, respectively), which shall be comprised of two or more members. Subject to paragraph 12, the Committee shall have plenary authority to determine the terms of all options (which need not be identical) within the terms of the 1995 Plan, including, without limitation, the purchase price of the shares covered by each option, the individuals to whom, and the time or times at which, options shall be granted, the number of shares to be subject to each option, whether an option shall be an Incentive stock option or a Nonqualified stock option and when an option can be exercised and whether in whole or in installments. Subject to paragraph 12, the Committee shall have plenary authority to interpret the 1995 Plan, to prescribe, amend and rescind the rules and regulations relating to it and to make all other determinations deemed necessary or advisable for the administration of the 1995 Plan. The determination of the Committee on the matters referred to in this paragraph 3 shall be conclusive.

4.	Eligibility

Incentive stock options may be granted only to salaried employees (which term shall be deemed to include officers) of any Sub that is a “subsidiary corporation” of the Company (as defined in Section 424(f) of the Code). Nonqualified stock options may be granted to officers, directors, key employees and consultants of the Subs. Options under the 1995 Plan may not be awarded to persons who are, at the time of award, officers, directors or employees of the Company; provided, however, that Nonqualified stock options under the 1995 Plan may be awarded to consultants of the Subs who are also consultants of the Company.

5.	Option Prices

Subject to the provisions set forth in this paragraph 5 relating to Incentive stock options, the purchase price of the Ordinary Shares under each option shall be determined by the Committee, but in the case of Incentive stock options, shall not be less than 100% of the Market Price (as defined below) of the Ordinary Shares on the date of grant thereof and, in the case of Nonqualified stock options, shall not be less than 85% of the Market Price of the Ordinary Shares on the date of grant thereof. No Incentive stock option shall be granted to an employee who at the time of grant owns (or is considered as owning within the meaning of section 424(d) of the Code) shares possessing more than 10% of the total combined voting power of all classes of shares of the Subs (or any parent or subsidiary of the Subs), unless at the time of grant the option price is at least 110% of the Market Price of the Ordinary Shares subject to the Incentive stock option and the Incentive stock option by its terms is not exercisable after the expiration of five years from the date of grant. For purposes of the 1995 Plan, “Market Price” shall mean, as of any given date, the mean between the high and low sales prices of an Ordinary Share as reported by the Nasdaq National Market (“Nasdaq”), or, if the Ordinary Shares are not reported by Nasdaq, the mean between the high and low sales prices of the Ordinary Shares as reported by the National Quotation Bureau Incorporated, or, in all other cases, the value set in good faith by the Committee.

6.	Term of Option

The term of each option shall be for such period as the Committee shall determine, but not more than 10 years from the date of grant thereof or such shorter period as is prescribed in paragraphs 5, 7 and 9 hereof.

7.	Exercise of Options

The Committee may in its discretion prescribe in the Agreement the installments, if any, in which an option granted under the 1995 Plan shall become exercisable. In no case may an option be exercised at any time for less than 100 shares (or the remaining shares covered by the option if less than 100).

Payment shall be made in cash. An option may be exercised by written notice to the Company. Such notice shall state that the holder of the option elects to exercise the option, the number of shares in respect of which it is being exercised and the manner of payment for such shares, and shall be accompanied by payment of the full purchase price of such shares. Cash payments shall be made by cash or check payable to the order of the Company. The holder of an option shall have none of the rights of a shareholder with respect to the shares subject to the option until such shares are transferred to the holder upon the exercise of the option.

8.	Nontransferability of Options

No option granted under the 1995 Plan shall be transferable otherwise than by will or the laws of descent and distribution. The designation of a beneficiary by an option holder shall not constitute a transfer. An option may be exercised, during the lifetime of the holder thereof, only by such holder.

9.	Termination of Employment or Services

If the employment or services of an option holder is or are terminated prior to the complete exercise of an option, (a) by reason of death, disability (as defined in Section 422(c)(6) of the Code (“Disability”)) or retirement after age 60, the option shall remain exercisable for a period of one year following such termination (but only to the extent exercisable at the time of such termination and not beyond the scheduled expiration date) and (b) for any other reason all options held by such holder shall immediately expire upon the earlier of such termination or notice of termination (unless the Agreement provides otherwise).

Notwithstanding (b) above, in the event of termination of employment or services by a Sub within twelve months after a Significant Event (as defined in paragraph 10, herein) the option shall remain exercisable (but only to the extent exercisable at the time of such termination and not beyond the scheduled expiration date) for a period of one month following the earlier of such termination or notice of termination (unless the Agreement provides otherwise).

The Committee may determine whether any given leave of absence or other circumstance constitutes a termination of employment or services. Options awarded under the 1995 Plan shall not be affected by any change of employment or other designation so long as the holder continues to be an employee of, or to provide services to, Subs or the Company.

10.	Adjustments upon Changes in Capitalization; Significant Event

Notwithstanding any other provisions of the 1995 Plan, an Agreement may contain such provisions as the Committee shall determine to be appropriate for the adjustment of the number and class of shares subject to each unexercised or unvested option and in the option prices in the event of changes in the outstanding Ordinary Shares by reason of any stock dividend, stock split, recapitalization, combination, exchange of shares, merger, consolidation, liquidation, split-up, split-off, spin-off or other similar change in capitalization, or a distribution to common shareholders, including a rights offering, other than cash dividends or any like change. In the event of any such event, the aggregate number and class of shares available under the 1995 Plan shall also be appropriately adjusted by the Committee, whose determination shall be conclusive.

Each of the following shall be a Significant Event: (i) the Board (or, if approval of the shareholders is required, the shareholders of the Company) shall approve (a) any consolidation or merger of the Company in which the Company is not the continuing or surviving corporation or pursuant to which Ordinary Shares would be converted into cash, securities or other property, other than a merger of the Company in which the holders of Ordinary Shares immediately prior to the merger have the same proportionate ownership of Ordinary Shares of the surviving corporation immediately after the merger, (b) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Company or (c) the adoption of any plan or proposal for the liquidation or dissolution of the Company, (ii) any person or group (within the meaning of Section 13(d)(3) of the U.S. Securities Exchange Act of 1934) other than the Company shall make a tender offer or exchange offer to acquire any Common Stock (or securities convertible into Common Stock) for cash, securities or any other consideration, provided that (a) at least a portion of such securities sought pursuant to the offer in question is acquired and (b) after consummation of such offer, the person in question is the “beneficial owner” (as such term is defined in Rule 13d-3 under the U.S. Securities Exchange Act of 1934), directly or indirectly, of 20% or more of the outstanding Ordinary Shares (calculated as provided in paragraph (d) of such Rule 13d-3 in the case of rights to acquire Common Stock) or (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board cease for any reason to constitute a majority thereof unless the election, or the nomination for election by the Company’s shareholders, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period.

11.	Written Agreement

Each grant of an option shall be evidenced by a stock option Agreement which shall designate the options granted thereunder as Incentive stock options or Nonqualified stock options. In each case the Agreement shall be in such form and contain such terms and provisions not inconsistent with the provisions of the 1995 Plan as the Committee from time to time shall approve. The effective date of the granting of an option shall be the date on which the Committee approves such grant. Each grantee of an option shall be notified promptly thereof and a written Agreement shall be promptly executed and delivered by the Company and the grantee, provided that such option shall terminate if such written Agreement is not signed by such grantee (or his attorney) and delivered to the Company within six months after the date the Committee approved such options (or if the effectiveness of such options is conditioned upon the grantee becoming an employee of Subs, the execution by the grantee of an employment agreement with Sub or any other similar condition, within six months after the occurrence of such condition, if later). Any such written Agreement may contain such provisions as the Committee deems appropriate to ensure that the penalty provisions of section 4999 of the Code will not apply to any Ordinary Share received by the holder from the Company.

12.	Termination and Amendment

Unless the 1995 Plan shall theretofore have been terminated as hereinafter provided, the 1995 Plan shall terminate on, and no option shall be granted after, the tenth anniversary of the date the 1995 Plan is adopted by the Board. The 1995 Plan may be terminated, modified or amended by the shareholders of the Company. The Board may at any time terminate, modify or amend the 1995 Plan in such respects as it shall deem advisable; provided, however, that the Board may not, without approval by the holders of a majority of the outstanding shares of voting stock of the Company present and voting at a duly held meeting at which a quorum is present, (i) increase the maximum number of Ordinary Shares as to which options may be granted under the Plan, (ii) change the class of employees eligible to receive options or (iii) adopt any other amendments to the Plan that are considered material. No termination, modification or amendment of the 1995 Plan may, without the consent of the grantee to whom any option shall theretofore have been granted, adversely affect the rights of such grantee under such option.

13.	Effectiveness of the 1995 Plan

The 1995 Plan shall become effective as of the date it is approved by the shareholders of the Company.

14.	Tax Liability and Withholding

The grantee shall be liable for all taxes, duties, fines and other payments which shall be imposed by the tax authorities and every obligatory payment of whatsoever source in respect of the options, the shares or dividends (including, without limitation, upon the exercise of the options or the sale of the shares) or any other benefit in respect thereof and/or for all charges which shall accrue to the grantee, the Company, any Sub and/or any trustee in connection with the 1995 Plan. In connection with the transfer of Ordinary Shares as a result of the exercise or vesting of an option, the Company shall have the right to require the grantee to pay an amount in cash or to retain or sell without notice Ordinary Shares in value sufficient to cover any tax required by any governmental entity to be withheld or otherwise deducted and paid with respect to such transfer (“Withholding Tax”), and to make payment (or to reimburse itself for payment made) to the appropriate tax authority of an amount in cash equal to the amount of such Withholding Tax, remitting any balance to the grantee. Notwithstanding the foregoing, the grantee shall be entitled to satisfy the obligation to pay any Withholding Tax, in whole or in part, by providing the Company with funds sufficient to enable the Company to pay such Withholding Tax.

15.	Governing Laws

The 1995 Plan and all instruments issued thereunder shall be governed by and interpreted in accordance with the laws of the State of Israel, subject to the provisions of the Code with respect to Incentive stock options, and in the event of any ambiguity or conflict, the provisions hereof shall be so construed and applied as to give effect to the intention that any Incentive stock option granted will qualify as an “Incentive Stock Option” under Section 422 of the Code.

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